Exhibit 99.1

STONE ENERGY CORPORATION

Announces First Quarter Earnings and $500 Million Credit Facility

NYSE—SGY
LAFAYETTE, LA. May 5, 2004

        Stone Energy Corporation today announced first quarter 2004 net income of $35.8 million, or $1.33 per share, on oil and gas revenue of $133.6 million compared to net income of $55.9 million, or $2.11 per share, on oil and gas revenue of $157.5 million in the first quarter of 2003. All per share amounts are on a diluted basis.

        Stone also announced that effective April 30, 2004 it has entered into a four-year $500 million senior unsecured credit agreement with a syndicated bank group. The credit agreement has an initial borrowing base of $425 million and replaces the previous $350 million credit agreement. The borrowing base under the credit facility is re-determined periodically based on the bank group’s evaluation of our proved oil and gas reserves.

        Prices realized during the first quarter of 2004 averaged $34.48 per barrel of oil and $5.49 per thousand cubic feet (Mcf) of natural gas as compared to first quarter 2003 average realized prices of $33.53 per barrel of oil and $6.66 per Mcf of natural gas. All unit pricing amounts include the cash settlement of hedging contracts. Oil production during the first quarter of 2004 totaled approximately 1,544,000 barrels compared to first quarter 2003 oil production of approximately 1,419,000 barrels and fourth quarter 2003 oil production of approximately 1,541,000 barrels. Natural gas production during the first quarter of 2004 totaled approximately 14.6 billion cubic feet (Bcf), compared to first quarter 2003 natural gas production of approximately 16.5 Bcf and fourth quarter 2003 natural gas production of 15.3 Bcf. Daily production during the first quarter of 2004 averaged 262.7 MMcfe.

        Discretionary cash flow totaled $104.2 million during the first quarter of 2004, compared to $129.7 million during the first quarter of 2003. Net cash flow provided by operating activities, as defined by generally accepted accounting principles (GAAP), totaled $99.2 million during the first quarter of 2004, compared to $109.3 million in the first quarter of 2003. (Please see the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.)

        Normal lease operating expenses incurred during the first quarter of 2004 totaled $16.8 million compared to $15.0 million incurred in the first quarter of 2003. The increase in normal lease operating expenses for the first quarter of 2004 is primarily attributable to a 7% increase in the number of active wells and increases in overall industry service costs over the comparable period of 2003.

        Depreciation, depletion and amortization (DD&A) on oil and gas properties for the first quarter of 2004 totaled $46.0 million compared to $41.0 million for the first quarter of 2003. The increase in DD&A for the first quarter of 2004 is the result of increases in the full-cycle unit cost of finding and developing proved reserves.

        Major maintenance expenses, which represent repair and maintenance cost that vary from period to period, totaled $3.1 million during the first quarter of 2004 compared to $2.7 million in the first quarter of 2003.

        Salaries, general and administrative (G&A) expenses for the first quarter of 2004 were $3.7 million compared to $3.3 million in the first quarter of 2003. The increase in G&A expenses for the first quarter of 2004 is due primarily to a 5% increase in employment of technical personnel over the first quarter of 2003.

        During the first quarter of 2004, we recognized non-cash expenses of $0.9 million relative to commodity derivatives, which represents the cost of oil and natural gas put contracts that settled during the period. During the first quarter of 2003, we recognized $2.2 million of non-cash expenses related to derivatives, of which $1.2 million related to the cost of put contracts that settled during the period.

        During the first quarter of 2004, we borrowed $9 million under our bank credit facility. We have a borrowing base under the new bank credit facility of $425 million, of which $232.9 million of borrowings are currently available. As a result of debt repayments and redemption of our $100 million Senior Subordinated Notes during 2003, interest expense decreased to $3.9 million in the first quarter of 2004 compared to $5.5 million in the first quarter of 2003. In connection with the new credit agreement, we expect a non-cash charge of $0.9 million to other expense during the second quarter of 2004 to amortize the remaining deferred financing costs associated with the previous $350 million credit facility.

        Stone Energy’s 2004 capital expenditures budget, excluding acquisitions and capitalized G&A and interest, is currently $280 million. Capital expenditures during the first quarter of 2004 totaled $90.2 million, including $2.0 million of acquisition costs, $4.3 million of capitalized general and administrative expenses and $1.6 million of capitalized interest.

OPERATIONAL UPDATE

        During the first quarter of 2004, Stone drilled seven productive wells and three dry holes resulting in a 70% drilling success rate. Of the seven productive wells, four are currently producing and three are undergoing completion operations. Stone has spud eight wells during the second quarter of 2004 with two discoveries, two dry holes and four wells currently drilling. To date, Stone has spud 18 of the 59 wells planned for 2004. The following is an update of certain ongoing operations:

Gulf of Mexico – Shelf

        Main Pass Block 288.   Since the third quarter of 2003, Stone has drilled five successful wells and performed one workover in the Main Pass Block 288 Field bringing total daily production from the “A” platform from 566 barrels of oil and 0.3 MMcf of gas prior to rig arrival to current daily production of 3,300 barrels of oil and 4.6 MMcf of gas.

        During 2004, Stone has drilled and evaluated two wells in this field. The No. A-15 STK Well on the Madison Prospect, drilled to a measured depth (MD) of 6,924 feet (3,904 feet true vertical depth (TVD)), and found 102 feet MD (38 feet of true vertical thickness (TVT)) of gas pay in the shallowest field producing sand. The well tested at a rate of 3.1 MMcf of gas and is shut-in awaiting additional pipeline capacity. The second well evaluated this year, the No. A-13 STK Well on the Adams Prospect, drilled to a total depth of 9,927 feet MD (6,525 feet TVD) and encountered 113 feet MD (64 feet TVT) of oil pay in two sands. These two sands represent the deepest field pays developed to date on Main Pass Block 288. The No. A-13 STK Well was subsequently sidetracked to test the two intervals in an updip position and to target a shallower sand. The No. A-13 STK2 Well encountered gas in the deeper section and 75 feet MD (40 feet TVT) of oil pay in the shallower sand. The No. A-13 STK2 Well was placed on production in May and tested at an initial daily rate of 918 barrels of oil and 577 Mcf of gas. A subsequent well is planned to target the two deep oil sands in a more favorable drainage position. Stone has a 100% working interest (WI) and an 88.3% net revenue interest (NRI) in these wells.

        South Pelto Block 22.   The four-pile “B” platform and the monopod “A” facility have been installed on South Pelto Block 22. The No. 3 Well began producing from the “B” platform on April 13th and is currently flowing at a gross daily rate of 4.0 MMcf and 1,158 barrels of oil. The No. A-1 and No. A-2 Wells (formerly No. 2 and No. 5), on the “A” structure, are having their pipeline risers tied in and are expected to commence production in mid-May. Stone has a 50% WI and 40.7% NRI in these wells.

        Mississippi Canyon Block 109 Field.   During the first quarter of 2004, the No. A-24 STK3 Well, a replacement for the damaged No. A-24 STK2 wellbore, was drilled and completed. The well logged 196 feet MD (100 feet TVT) of oil and gas pay in three sands. The well was completed in the deepest sand and is currently flowing at gross rate of 9.8 MMcf of gas and 53 barrels of condensate per day. Stone has a 33% WI and a 27.5% NRI in the No. A-24 STK3 Well. Drilling operations are underway on the Mississippi Canyon Block 108 No. A-27 STK Well. Stone has a 16.5% WI and a 13.8% NRI in the A-27 STK Well. Several additional drilling projects are planned for 2004 in this field.

        Ewing Bank Block 305.   The drilling and workover program that began in the third quarter of 2003 is ongoing. The No A-12 STK Well on the Mont Prospect proved to be non-commercial. Drilling is in progress on the No. A-10 STK1 Well on the Dujour Prospect to a proposed total depth of 14,507 feet MD (14,115 feet TVD) with a drilling liner set at 11,748 feet MD. The No. A-10 STK Well has encountered oil and gas pay in three field pay sands. To date, the rig program has resulted in one successful workover, three successful wells and one dry hole. Three additional workovers/recompletions are planned for this program. Stone has a 100% WI and an 80.6% NRI in the Ewing Bank Block 305 Field.

        South Marsh Island Block 288.   The No. CD-1 STK Well was drilled to a total depth of 16,717 feet MD (16,219 feet TVD) and encountered 61 feet MD (59 feet TVT) of gas pay in two geopressured zones. The well has been completed and is currently producing at a gross rate of 3.3 MMcf of gas and 600 barrels of oil per day. Stone has a 50% WI and 41.7% NRI in this non-operated well. A second well, the No. CB-1 STK Well, drilled to a total depth of 14,494 feet MD and has been plugged and abandoned. Stone had a weighted average WI of 58% in the No. CB-1 STK Well.

        South Timbalier Block 8.   The initial test of the SL 15307 No. 3 Well on the Spoonbill Prospect reached a total depth of 16,000 feet MD (15,997 feet TVD) on March 19, 2004. The well tested a large structural closure in 15 feet of water, less than three miles from the Louisiana Coast. The first sand target was shaled out. The second objective had 250 feet of wet Miocene sands. The well was plugged and abandoned. Stone had a 100 %WI in this well.

Gulf of Mexico – Deep Water

        Mississippi Canyon Block 291.   The No. 1 Well on the Nelson Prospect, at a location in 3,908 feet of water, is expected to spud during May 2004. This well will be drilled at an open water location to a proposed depth of 11,600 feet MD. Stone has a 50% WI in this non-operated well.

Rocky Mountains – Green River Basin

        Pinedale.    Two wells were drilled and evaluated in the first quarter of 2004. Both wells are undergoing completion operations of multiple fracture stages spread over several thousand feet of interval. We are drilling the third 2004 well, the Rainbow No. 4-31D, as a directional well from an existing surface drilling pad toward a proposed total depth of 13,750 feet. Stone has a 50%WI and 40-43% NRI in the Pinedale leasehold and is the operator of the drilling portion of the project.

Other Information

        In this press release, we refer to a non-GAAP financial measure we call discretionary cash flow because of management’s belief that this measure is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes that this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP.

        Stone Energy has planned a conference call for 3:00 p.m. CDT on Thursday, May 6, 2004 to discuss the operational and financial results for the first quarter of 2004. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s Web site. The replay will be available for one week.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploitation, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains. For additional information, contact James H. Prince, chief financial officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

        Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

STONE ENERGY CORPORATION SUMMARY STATISTICS
(In thousands, except per share/unit amounts) (Unaudited)
	Three Months Ended March 31,
	2004	2004
FINANCIAL RESULTS
Income before effects of accounting changes	$35,773	$54,633
Income before effects of accounting changes per share	$1.33	$2.06

Net income	$35,773	$55,858
Net income per share	$1.33	$2.11

PRODUCTION QUANTITIES
Oil (MBbls)	1,544	1,419
Gas (MMcf)	14,638	16,516
Oil and gas (MMcfe)	23,902	25,030

AVERAGE DAILY PRODUCTION
Oil (MBbls)	17.0	15.8
Gas (MMcf)	160.9	183.5
Oil and gas (MMcfe)	262.7	278.1

REVENUE DATA (1)
Total oil revenue	$53,239	$47,572
Total gas revenue	80,341	109,974
Total oil and gas revenue	$133,580	$157,546

AVERAGE PRICES (1)
Oil (per Bbl)	$34,48	$33,53
Gas (per Mcf)	5.49	6.66
Per Mcfe	5.59	6.29

COST DATA
Normal lease operating expenses	$16,790	$15,025
Major maintenance expenses	3,101	2,701
Salaries, general and administrative expenses	3,741	3,335
DD&A expense on oil and gas properties	46,043	40,959

AVERAGE COSTS (Per Mcfe)
Normal lease operating expenses	$0.70	$0.60
Major maintenance expenses	0.13	0.11
Salaries, general and administrative expenses	0.16	0.13
DD&A expense on oil and gas properties	1.93	1.64

AVERAGE SHARES OUTSTANDING – Diluted	26,798	26,489

(1) Includes the settlement of hedging contracts.

STONE ENERGY CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands) (Unaudited)
	Three Months Ended March 31,
	2004	2003
STATEMENT OF OPERATIONS
Operating revenue:
Oil production	$53,239	$47,572
Gas production	80,341	109,974
Total operating revenue	133,580	157,546
Operating expenses:
Normal lease operating expenses	16,790	15,025
Major maintenance expenses	3,101	2,701
Production taxes	1,811	1,459
Depreciation, depletion and amortization	46,744	41,719
Non-cash accretion expense	1,463	1,573
Salaries, general and administrative expenses	3,741	3,335
Incentive compensation expense	693	660
Derivative expenses	902	2,173
Total operating expenses	75,245	68,645
Income from operations	58,335	88,901
Other (income) expenses:
Interest	3,949	5,521
Other income	(649)	(671)
Total other expenses	3,300	4,850
Income before income taxes	55,035	84,051
Provision for income taxes:
Current	-	-
Deferred	19,262	29,418
Total income taxes	19,262	29,418
Income before cumulative effects of accounting in accounting changes, net of tax	35,773	54,633
Cumulative effect of accounting changes, net of tax	-	1,225
Net income	$35,773	$55,858
NET CASH FLOW INFORMATION
Reconciliation of non-GAAP financial measure:
Discretionary cash flow	$104,230	$129,702

Net working capital changes and other	(3,340)	(19,890)
Investment in put contracts	(1,683)	(516)
Net cash flow provided by operating activities – GAAP	$99,207	$109,296

STONE ENERGY CORPORATION CONSOLIDATED BALANCE SHEET (In thousands)
	March 31, 2004	December 31, 2003
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$40,378	$17,100
Accounts receivable	86,543	75,066
Fair value of put contracts	384	1,040
Other current assets	5,687	4,874
Total current assets	132,992	98,080
Oil and gas properties:
Proved, net	1,250,842	1,210,333
Unevaluated	111,215	107,600
Building and land, net	5,254	5,202
Fixed assets, net	4,997	5,269
Other assets, net	10,497	7,793
Total assets	$1,515,797	$1,434,277
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable to vendors	$89,844	$87,646
Undistributed oil and gas proceeds	38,454	30,793
Fair value of swap contracts	10,569	7,336
Other accrued liabilities	10,910	10,779
Total current liabilities	149,777	136,554

8¼% Senior Subordinated Notes due 2011	200,000	200,000
Bank debt	179,000	170,000
Deferred taxes	149,477	130,935
Asset retirement obligations	79,988	78,877
Fair value of swap contracts	5,246	4,770
Other long-term liabilities	6,933	2,864
Total liabilities	770,421	724,000
Common stock	265	264
Treasury stock	(1,550)	(1,550)
Additional paid-in capital	458,061	455,391
Retained earnings	300,708	264,935
Accumulated other comprehensive income (loss)	(12,108)	(8,763)
Total stockholders' equity	745,376	710,277
Total liabilities and stockholders' equity	$1,515,797	$1,434,277